Exhibit 10.1

Amendment No. 1 to Agreement

(“Amendment No. 1”)

Amendment No. 1 Date:	September 23, 2020

Name of Original Agreement:	Clinical Trial Collaboration and Supply Agreement (the “Original Agreement,” and together with any previous amendments which may be described below, the “Agreement”)

Effective Date of Original Agreement:	March 11, 2020

Parties:	Pfizer Inc. (“Pfizer”) and Ideaya Biosciences, Inc. (“Ideaya”)

WHEREAS, the parties hereto desire to amend, among other things, certain terms of the Agreement including certain definitions in the Agreement.

NOW, THEREFORE, in order to accommodate the desired amendment(s), the parties hereby agree as follows:

1.	Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

2.	Amendment(s) to the Agreement.

2.1.	The definition of “Pfizer Compound” is revised to read, in its entirety, as follows:

“1.42“Pfizer Compound” means MEKTOVI (binimetinib) or a salt thereof, excluding, however, any generic version of binimetinib other than a generic version owned or controlled by Pfizer or its Affiliate and/or Xalkori (crizotinib) ) or a salt thereof, excluding, however, any generic version of crizotinib other than a generic version owned or controlled by Pfizer or its Affiliate, as applicable.”

2.2.	The definition of “Study” is revised to read, in its entirety, as follows:

“1.55 “Study” means the portion of the Global Phase 1 study in Metastatic Uveal Melanoma (MUM) and GNAQ/11-mutated Solid Tumors (non-MUM) pertaining to the clinical evaluation of the Ideaya Compound in combination with either or both of the Pfizer Compounds.”

2.3.	The definition of “ALK Inhibitor” is added as new Section 1.59, as follows:

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

“1.59  “ALK Inhibitor” means any small or large molecule that inhibits the anaplastic lymphoma kinase enzyme (ALK).”

2.4.	Section 3.8 of the Agreement is revised to read, in its entirety, as follows:

“3.8 All Clinical Data, including raw data and results therein, generated under this Agreement shall be jointly owned by Pfizer and Ideaya.  It is understood and acknowledged by the Parties that positive Clinical Data could be used to obtain Regulatory Approvals or label changes for the Compounds.  In such event, the Parties will enter into good faith negotiations to determine a regulatory submission strategy for the Compounds.  Similarly, if either Party believes that reference to data from other studies of the other Party is necessary for such Party to obtain Regulatory Approvals or label changes for its Compound, the Parties will discuss in good faith appropriate terms for possible access to or right to reference such data for such purpose.  Except as explicitly provided in Sections 9.1 and 9.2, Ideaya covenants not to disclose any unpublished Clinical Data or other documentation prepared specifically for use in connection with the Study to any Third Party in connection with Ideaya’s independent research, development and/or commercialization of the Ideaya Compound in combination with Ideaya’s or its Affiliate’s or any Third Party’s MEK Inhibitor or ALK Inhibitor, and Pfizer covenants not to disclose any unpublished Clinical Data or other documentation prepared specifically for use in connection with the Study to any Third Party in connection with Pfizer’s independent research, development and/or commercialization of a Pfizer Compound in combination with Pfizer’s or its Affiliate’s or any Third Party’s PKC Inhibitor.”

2.5.	Section 3.11 of the Agreement is revised to read, in its entirety, as follows:

“3.11Notwithstanding anything in this Agreement to the contrary, each Party acknowledges and agrees that the other Party may have present or future business activities or opportunities, including business activities or opportunities with Third Parties, involving MEK Inhibitors or ALK Inhibitors, in the case of Ideaya, or PKC Inhibitors, in the case of Pfizer, or other similar products, programs, technologies or processes.  Accordingly, each Party acknowledges and agrees that nothing in this Agreement shall be construed as a representation or inference that the other Party will not develop for itself, or enter into business relationships with other Third Parties regarding, any products, programs, studies (including combination studies), technologies or processes that are similar to or that may compete with the Combination or any other product, program, technology or process, including MEK Inhibitors, ALK Inhibitors or PKC Inhibitors, provided that the Clinical Data, Sample Testing Results, Jointly Owned Inventions, and Confidential Information are not used or disclosed in connection therewith in violation of this Agreement.”

2.6.	Section 10.1.4 of the Agreement is revised to read, in its entirety, as follows:

“10.1.4Pfizer shall have the first right to initiate legal action to enforce all Joint Patents against infringement, and to protect all Jointly Owned Inventions from misappropriation, by any Third Party where such infringement or misappropriation results

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

from the development or sale of a MEK Inhibitor or ALK Inhibitor or to defend any declaratory judgment action relating thereto, at its sole expense.  In the event that Pfizer fails to initiate or defend such action within [***] days after being first notified of such infringement or misappropriation, Ideaya shall have the right to do so at its sole expense.  Similarly, Ideaya shall have the first right to initiate legal action to enforce all Joint Patents against infringement and to protect all Jointly Owned Inventions from misappropriation, by any Third Party where such infringement or misappropriation results from the development or sale of a PKC Inhibitor or to defend any declaratory judgment action relating thereto, at its sole expense.  In the event that Ideaya fails to initiate or defend such action within [***] days after being first notified of such infringement, Pfizer shall have the right to do so at its sole expense.  In the event that legal action to enforce Joint Patents will involve infringement or misappropriation resulting from the development or sale of a molecule or molecules that is/are or include(s) both a MEK Inhibitor and a PKC Inhibitor or an ALK Inhibitor and a PKC Inhibitor, the Parties shall work together to coordinate such action and shall, unless one Party elects not to pursue such legal action, share the costs and expenses of such litigation equally.  For clarity, if the alleged infringer is selling or intending to sell only one of a MEK Inhibitor, ALK Inhibitor or a PKC Inhibitor, then the foregoing obligation to share the costs and expenses of such litigation shall not apply.”

2.7.	Section 10.2 of the Agreement is revised to read, in its entirety, as follows:

“10.2Inventions Owned by Pfizer.  Notwithstanding Section 10.1, the Parties agree that all rights to Inventions relating solely to the Pfizer Compound, a MEK Inhibitor or an ALK Inhibitor are the exclusive property of Pfizer.  Pfizer shall be entitled to file in its own name relevant patent applications and to own resultant patent rights for any such Invention.  For the avoidance of doubt, any Invention generically encompassing the Pfizer Compound (and not any Ideaya proprietary compound including the Ideaya Compound) within its scope, even where the Pfizer Compound is not disclosed per se, is the exclusive property of Pfizer.”

2.8.	Appendix A of the Agreement is revised to read, in its entirety, as set forthing in Appendix A of this Amendment No 1.

2.9.	Appendix B of the Agreement is revised to read, in its entirety, as set forthing in Appendix B of this Amendment No 1.

3.

Ratification of the Agreement.  Except as expressly set forth in Article 2 above, the Agreement shall remain unmodified and in full force and effect.  The execution, delivery and effectiveness of this Amendment No. 1 shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the parties to the Agreement, nor constitute a waiver of any provision of the Agreement.

4.

Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be an original instrument and all of which, when taken together, shall constitute one and the same agreement.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

SIGNATURES IMMEDIATELY FOLLOWING ON NEXT PAGE

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

IN WITNESS WHEREOF, the duly authorized representatives of Pfizer and Ideaya have executed this Amendment No. 1 as of the date first above written.

Ideaya Biosciences, Inc.		Pfizer Inc.

By:	/s/ Yujiro Hata	By:	/s/ Chris Boshoff

Print Name:	Yujiro Hata	Print Name:	Chris Boshoff

Title:	President and Chief Executive Officer	Title:	SVP & Chief Development Officer

Date:	9/23/2020	Date:	9/23/2020
	(Duly authorized)		(Duly authorized)

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Appendix A

PROTOCOL SUMMARY

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[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Appendix B– Supply Schedule

Supply of Compounds – Phase I/II Study combo with IDE196

Ideaya and Pfizer are entering into this Supply Schedule to define each Party’s clinical supply chain responsibilities with respect to the IDEYA Study pursuant to the Clinical Trial Collaboration and Supply Agreement dated March 11, 2020, as amended by Amendment No. 1 to Agreement dated September 23, 2020.

This Supply Schedule is to be used for contracting purposes between Ideaya and Pfizer and defines the responsibilities not covered in the Quality Agreement for the binimetinib Drug Product (“Binimetinib Compound”) and the crizotinib Drug Product (“Crizotinib Compound” and each a “Pfizer Compound”), clinical packaging/labeling, release, storage/distribution /control/disposal, import/export, and Interactive Response Technology (IRT), regulatory, forecast planning activities for the Ideaya Compound(s)/ binimetinib or Compound(s)/crizotinib and Ideaya combination clinical trials.

Upon approval, it will serve as the standard of operation between both parties for these clinical supply activities.

Ideaya will provide Pfizer written orders [***] days before delivery of the binimetinib Drug Product. Pfizer will provide Ideaya with binimetinib [***]. Pfizer is providing [***].

Ideaya will provide Pfizer written orders [***] days before delivery of the crizotinib Drug Product. Pfizer will provide Ideaya with [***].

Delivery timelines and Compound quantities are based on the Phase I/II study plan in place at the time of the Effective Date. Compound quantities are subject to modification based on Study conduct (due, for example, to the addition of Study sites or countries, patients with durable responses, etc). If the quantity of compounds set forth in this Agreement are not sufficient to complete the Study, Ideaya shall so notify Pfizer and the Parties shall discuss in good faith regarding additional quantities of Compounds to be provided and the schedule on which such additional quantities may be provided.

As specified in the Collaboration Agreement, the Parties agree that Pfizer shall provide each Pfizer Compound for use in the Study at no cost to Ideaya.

Following are estimates of the demand for the supply of the Pfizer Compound for the Study. The supply chain teams from Pfizer and Ideaya will meet regularly to review demand and supply requirements and adjust the delivery schedule to ensure continuous supply for the Study.

Study Assumptions

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[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

The source of the Compounds to be provided by the Parties during the Term may change.  In such event, the supplying Party will ensure that all Compounds supplied by such Party will be from an approved source and the table above will be updated as applicable Regulatory Authorities approve the change to the Manufacturing Site.

The responsibilities of both parties are summarised in table below:

CLINICAL SUPPLIES TABLE OF ROLES AND RESPONSIBILITIES

Documentation will be transferred between the Clinical Supply Chain contacts or designee.

[***]

This Supply Schedule is binding on the final date of approval.  The Supply Schedule can be reviewed at any time by mutual consent of each party to determine if changes will be considered minor or major.  Any minor changes to the content of the Supply Schedule will be documented in the Revision History box and no re-routing for signatures will be required.  A major change will necessitate the document to be revised, re-routed for signatures and be assigned the next sequential version number.

IN WITNESS HEREOF, Ideaya and Pfizer hereby approves this Supply Schedule, Version 1 as of the dates set forth below:

Ideaya Biosciences, Inc.		Pfizer, Inc.
Signature	/s/ Yujiro Hata	Signature	/s/ Patrick Furcolo
Name	Yujiro Hata	Name	Patrick Furcolo
Title	President and Chief Executive Officer	Title	Director SupChainProjMgmt
Date	9/23/20	Date	9/23/20

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.